Exhibit 10.3

January 11, 2017

Debra W. Struhsacker

3610 Big Bend Lane

Reno, NV 89509

Re: Second Extension Severance Compensation Agreement

Dear Debbie:

This letter serves to document the agreed terms of the amendment and extension of the term of the Severance Compensation Agreement between you and Pershing Gold Corporation dated as of September 19, 2013, as amended by the Letter Agreement dated August 15, 2016.

Severance Compensation Agreement Amendment: The Severance Compensation Agreement dated September 19, 2013 is hereby amended as follows:

Section 2. Term. Shall be deleted in its entirety and replaced with the following language:

This Agreement shall be amended by the letter agreement between Employee and the Company dated January 11, 2017. This Agreement, as amended, shall be effective as of January 11, 2017 and shall expire on December 31, 2017; provided, however, that the expiration of this agreement shall not affect the Employee’s rights to receive any payments or benefits otherwise due as a result of a Separation from Service occurring prior to the expiration of this agreement.

Please acknowledge your acceptance by signing in the space provided.

PERSHING GOLD CORPORATION	Accepted and agreed this 11th day of January 2017.

By:	/s/ Stephen D. Alfers	/s/Debra W. Struhsacker
	Stephen D. Alfers	Debra W. Struhsacker
	President and CEO	Senior Vice President